XL Capital Ltd
XL House
One Bermudiana Road
P.O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax: (441) 292-5280

Contact:	David Radulski Investor Relations (441) 294-7460	Carol A. Parker Trott Media Relations (441) 294-7290

XL CAPITAL LTD ANNOUNCES EXPECTED CHARGES
OF $1.5 BILLION TO $1.7 BILLION FOR FOURTH QUARTER 2007
RELATED TO CREDIT MARKET CONDITIONS

Expects year-end book value of approximately $50 per ordinary share

HAMILTON, BERMUDA, January 23, 2008 — XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today announced that it expects to record net income for the full-year 2007 of $200 million to $400 million and a net loss in the fourth quarter of $1.0 billion to $1.2 billion.

XL expects to record the following items relating to credit market conditions in its financial statements for the quarter ended December 31, 2007:

•	A charge of at least $550 million with respect to XL’s investment in Security Capital Assurance Ltd (“SCA”) which was carried at $670 million at September 30, 2007.

•	A loss reserve of $300 million with respect to an excess of loss reinsurance agreement with SCA. This agreement has a single aggregate limit of $500 million and this reserve represents a full limit loss discounted for the expected timing of payments.

•	Loss reserves of $30 million with respect to facultative reinsurance agreements between subsidiaries of XL and subsidiaries of SCA, discounted for the expected timing of payments.

•	A charge of approximately $150 million to reduce the carrying value to zero of one of XL’s publicly traded financial affiliates. This largely arises from expected mark-to-market adjustments related to this financial affiliate.

•	Total net realized losses on investments of approximately $500 million, of which approximately $50 million arises from realized losses and the balance from an estimated charge for ‘other than temporary impairments’ related primarily to deterioration in structured credit assets.

In addition, under XL’s guarantees issued to certain SCA subsidiaries and based on analysis performed by XL on the underlying SCA loss exposures together with the dual trigger aspect of these contracts, XL believes the probability of any loss under these guarantees is remote and accordingly, no loss reserves have been recorded. Concurrent with the issuance of this press release, XL is posting to its website details of its exposures under these guarantees and under certain facultative reinsurance agreements as of September 30, 2007.

XL expects to report net income for the fourth quarter of 2007, excluding the above items, in the range of $425 million to $475 million.

Including the impact of the above items, which is expected to be between $1.5 billion and $1.7 billion, XL anticipates reporting a book value as of December 31, 2007 of approximately $50 per ordinary share reflecting the strength of XL’s insurance and reinsurance operations.

All financial information contained in this release is unaudited and subject to revision pending the completion of the audits of XL, SCA and XL’s other affiliates.

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The Company will host a conference call to discuss this announcement on Thursday, January 24, 2008 at 8:30 a.m. Eastern time. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial 877-422-4657 or 706-679-0474, Conference ID# 32133938. The webcast will be available on XL’s website located at www.xlcapital.com and will be archived on this site from approximately 11:00 a.m. Eastern time on January 24, 2008 through midnight Eastern time on February 26, 2008.

A telephone replay of the conference call will be available beginning at approximately 11:00 am. Eastern time on January 24, 2008 until midnight Eastern Time on February 12, 2008 by dialing 800-642-1687 or
706-645-9291, Conference ID #32133938.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) greater risk of loss in connection with obligations guaranteed by certain of our insurance company operating affiliates due to recent deterioration in the credit markets stemming from the poor performance of sub-prime residential mortgage loans; (b) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) trends in rates for property and casualty insurance and reinsurance; (d) developments, including further volatility, in the world’s credit, financial and capital markets that adversely affect the performance of XL’s investments or access to such markets, including but not limited to, further market developments relating to sub-prime and residential mortgages; (e) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (f) the other factors set forth in XL’s most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management’s response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.